Exhibit 10.23

TRANSMEDICS, INC.

Restricted Stock Unit Agreement

Granted Under 2004 Stock Incentive Plan

1. Grant of Award.

This Agreement evidences the grant by TransMedics, Inc., a Delaware corporation (the “Company”) on November 15, 2007 (the “Grant Date”) to Waleed H. Hassanein, M.D. (the “Participant”) of 1,364,170 restricted stock units of the Company on the terms provided herein and in the Company’s 2004 Stock Incentive Plan (the “Plan”). Each such restricted stock unit represents the right to receive one share of the common stock, $0.0001 par value per share, of the Company (“Common Stock”) as provided in this Agreement. The shares of Common Stock that are issuable upon vesting of the restricted stock units evidenced by this Agreement (individually, an “RSU” and collectively, the “RSUs”) are referred to in this Agreement as “Shares.”

2. Vesting; Forfeiture.

(a) This award shall be vested as to 25% of the original number of RSUs on the Grant Date and shall vest as to an additional 1.38888% of the original number of RSUs on November 24, 2007 and at the end of each successive one-month period thereafter until October 24, 2010. This award shall vest as to an additional 25% of the original number of RSUs on the earlier of (i) October 24, 2008 or (ii) the date that the Participant’s employment with the Company terminates (other than at the election of the Participant or by the Company for Cause (as defined in the Plan)). Notwithstanding the foregoing, if the Participant’s employment with the Company is terminated by the Company without Cause (as defined in the Plan) within 18 months following the consummation of a Change in Control Event (as defined in the Plan) or if the Participant’s employment with the Company is terminated by reason of the death or Disability (as defined below) of the Participant, this award shall become immediately vested in full.

(b) If the Participant’s employment with the Company terminates before the date upon which this award is fully vested (after the application of any provisions contained in this Agreement or any other agreement between the Participant and the Company providing for the acceleration of vesting in connection with such termination of employment), any portion of this award that is not vested as of the date of such termination (and any Dividend Equivalents (as defined below) paid with respect thereto) shall be forfeited.

(c) For purposes of this Agreement, employment with the “Company” shall include employment with any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

(d) For purposes of this Agreement, “Disability” means the inability of the Participant, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the Participant’s duties with the Company, with or without reasonable accommodation as that term is defined under state or federal law. A determination of Disability shall be made by a physician satisfactory to both the Participant and the Company, provided that if the Participant and the Company do not agree on a physician, the Participant and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

3. Distribution of Shares; Deferral of Delivery.

(a) The Company will deliver the Shares issuable with respect to vested RSUs to the Participant on the earliest of (i) October 24, 2011, (ii) subject to Section 3(c), the Participant’s “separation of service” as defined in Section 409A of the Code and (iii) the date of the consummation of a Change in Control Event, if such event would constitute a “change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation”, as defined for purposes of Section 409A of the Code. For the sake of clarity, if a Change in Control Event described in clause (iii) of the preceding sentence occurs before this award is fully vested, then the Company will deliver the Shares issuable with respect to RSUs that are not vested at the time of the Change in Control Event to the Participant on the date, if any, that such RSUs subsequently vest. Notwithstanding any provision of the Plan to the contrary, neither the Company nor the Participant may accelerate or defer the delivery of the Shares. It is intended that each delivery of Shares shall be treated as a separate “payment” for purposes of Section 409A of the Code.

(b) The Company shall not be obligated to issue the Shares to the Participant unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

(c) If the Participant is a “specified employee” within the meaning of Section 409A of the Code, and if any issuance of Shares hereunder is subject to the rule under Section 409A(a)(2)(B)(i) of the Code, then such issuance of Shares shall be delayed until the earlier of (i) the date that is six months and one day after the Participant has a “separation from service” as defined in Section 409A of the Code or (ii) the death of the Participant.

4. Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.

5. Dividend and Other Shareholder Rights.

Neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares (whether or not then vested) until the Shares have been delivered to the Participant; provided, however, that the Participant shall have the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be paid to the Participant at the time of delivery to the Participant of the Shares in respect of which such Dividend Equivalents were declared, and may be settled in cash and/or shares of Common Stock, as determined by the Board in its sole discretion.

6. Reorganization Event.

Upon the occurrence of a Reorganization Event (as defined in the Plan) or the execution by the Company of any agreement with respect to a Reorganization Event, the Board shall provide that this award shall be assumed, or an equivalent award shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, this award shall be considered assumed if, following consummation of the Reorganization Event, this award represents the right to receive, for each share of Common Stock issuable in respect of the RSU immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be delivered by the Company in respect of each RSU to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event. Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, this award, the consideration to be delivered by the Company in respect of each RSU, in lieu of the Shares, shall consist of a cash payment equal to the fair market value of the consideration received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event. In the event of a liquidation or dissolution of the Company, the consideration to be delivered in respect of each RSU shall consist of, in lieu of the Shares, the consideration received as a result of such liquidation or dissolution by holders of Common Stock for each share of Common Stock held immediately prior to such liquidation or dissolution.

7. Company Right of First Refusal.

(a) Notice of Proposed Transfer. If the Participant proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any Shares, then the Participant shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee and state the number of such Shares the Participant proposes to transfer (the “Offered Shares”), the price per share and all other material terms and conditions of the transfer.

(b) Company Right to Purchase. For 30 days following its receipt of such Transfer Notice, the Company shall have the option to purchase all or part of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all or part of the Offered Shares, it shall give written notice of such election to the Participant within such 30-day period. Within 10 days after his or her receipt of such notice, the

Participant shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares to be purchased by the Company, duly endorsed in blank by the Participant or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company. Promptly following receipt of such certificate or certificates, the Company shall deliver or mail to the Participant a check in payment of the purchase price for such Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice; and provided further that any delay in making such payment shall not invalidate the Company’s exercise of its option to purchase the Offered Shares.

(c) Shares Not Purchased By Company. If the Company does not elect to acquire all of the Offered Shares, the Participant may, within the 30-day period following the expiration of the option granted to the Company under subsection (b) above, transfer the Offered Shares which the Company has not elected to acquire to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 7 shall remain subject to the right of first refusal set forth in this Section 7 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 7.

(d) Consequences of Non-Delivery. After the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Offered Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Offered Shares, but shall, insofar as permitted by law, treat the Company as the owner of such Offered Shares.

(e) Exempt Transactions. The following transactions shall be exempt from the provisions of this Section 7:

(1) any transfer of Shares to or for the benefit of any spouse, child or grandchild of the Participant, or to a trust for their benefit;

(2) any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); and

(3) the sale of all or substantially all of the outstanding shares of capital stock of the Company (including pursuant to a merger or consolidation);

provided, however, that in the case of a transfer pursuant to clause (1) above, such Shares shall remain subject to the right of first refusal set forth in this Section 7 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 7.

(f) Assignment of Company Right. The Company may assign its rights to purchase Offered Shares in any particular transaction under this Section 7 to one or more persons or entities.

(g) Termination. The provisions of this Section 7 shall terminate upon the earlier of the following events:

(1) the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act, or

(2) the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(h) No Obligation to Recognize Invalid Transfer. The Company shall not be required (1) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Section 7, or (2) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

(i) Legends. The certificate representing Shares shall bear a legend substantially in the following form (in addition to, or in combination with, any legend required by applicable federal and state securities laws and agreements relating to the transfer of the Company securities):

“The shares represented by this certificate are subject to a right of first refusal in favor of the Company, as provided in a certain stock option agreement with the Company.”

8. Agreement in Connection with Initial Public Offering.

The Participant agrees, in connection with the initial underwritten public offering of the Common Stock pursuant to a registration statement under the Securities Act, (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any other securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock or other securities of the Company, whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of such registration statement with the Securities and Exchange Commission and ending 180 days after the date of the final prospectus relating to the offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address Rule 2711(f) of the National Association of Securities Dealers, Inc. or any similar successor provision), and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering. The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restriction until the end of the “lock-up” period.

9. Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

10. Withholding Taxes; No Section 83(b) Election.

(a) No Shares will be delivered to the Participant unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this award.

(b) The Participant acknowledges that no election under Section 83(b) of the Code may be filed with respect to this award.

11. Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the RSUs is subject to the conditions set forth in Section 2 hereof, including continuing service as an employee at the will of the Company (not through the act of being hired or otherwise). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or in any other capacity for the vesting period, for any period, or at all.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, in each case addressed to the Company, at 200 Minuteman Road, Andover, Massachusetts 01810, Attn: Chairman of the

Board, and to the Participant at the Participant’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Participant may have furnished to the other in writing in accordance herewith).

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(j) Participant’s Acknowledgments. The Participant acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP, is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.

(k) Unfunded Rights. The right of the Participant to receive Common Stock and Dividend Equivalents pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRANSMEDICS, INC.

By:	/s/ James V. Rao
James V. Rao
Its Chief Financial Officer

/s/ Waleed H. Hassanein, M.D.
Waleed H. Hassanein, M.D.

Address:	30 Windkist Farm Road
North Andover, MA 01845